Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 24 to the registration statement on Form N-1A (“Registration Statement”) of our report dated February 22, 2010, relating to the financial statements and financial highlights which appears in the December 31, 2009 Annual Report to Shareholders of the Emerging Markets Fund, International Core Fund, International Growth Fund and International Value Fund, each a series of Hansberger International Series, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

Boston, Massachusetts

April 29, 2010